STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (the "Agreement") is entered into this
6th day of January, 1998, by and among Monroc, Inc., a Delaware corporation (the "Buyer"), and Treasure Valley Concrete, Inc., an Idaho corporation ("Treasure Valley") and Donald James Nelson, the sole shareholder of Treasure Valley (the "Seller"). The Buyer, Treasure Valley and the Seller are referred to collectively herein as the "Parties".

      This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of Treasure Valley for cash.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

   1.   DEFINITIONS

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, liens, losses, expenses, and fees, including court costs and all attorneys' fees and expenses.

        "Affiliate" means any person that controls, is controlled by or is under common control with the Seller.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

        "Buyer" has the meaning set forth in the preface above.

        "Closing" has the meaning set forth in Section 2.4 below.

        "Closing Date" has the meaning set forth in Section 2.4 below.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidential Information" means any information concerning the businesses and affairs of Treasure Valley that is not already generally available to the public.

        "Disclosure Schedules" means the Disclosure Schedules delivered by the Parties concurrently with the execution and delivery of this Agreement. Disclosure Schedules shall identify exceptions to the representations and warranties made herein with particularity and shall identify all relevant

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facts.  The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs of this Agreement. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedules identify the exception with particularity and describe the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

        "Employee Benefit Plan" has the meaning set forth in ERISA section
3(3).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA section 3(1).

        "Environment" means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life or natural resource.

        "Environmental, Health, and Safety Liabilities" means any cost, damage, expense, liability, obligation, or other responsibility arising from any violation of or non-compliance with, any Environmental, Health, and Safety Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances including their fractions, any admixtures or chemical products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages (including attorney's fees), losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental, Health, and Safety Law; (c) financial responsibility under Environmental, Health, and Safety Law for remedial action costs, cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental, Health, and Safety Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental, Health, and Safety Law. For purposes of this definition, the terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. section 9601 et. seq., as amended ("CERCLA"), the Idaho Land Remediation Act, Idaho Code section 39.7201 et. seq., as amended, and the Idaho Hazardous Substances Emergency Response Act, Idaho Code section 39-7101 et. seq., as amended.

        "Environmental, Health, and Safety Law" means any legal requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases or pollutants or hazardous substances or materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that do or could have significant impact on the Environment;

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          (b)  preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials or substances into the Environment;

          (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e)  protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, its fractions or synthetic substitutes, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

          (i) providing safe and healthful working conditions and to reduce occupational safety and health hazards, including mining safety and health.

          "Environmental Permit" means any permit, license, approval, consent, or authorization issued by a federal, state, or local government entity concerning the Environment or any Environmental, Health, and Safety Liability.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Facilities" means the Property and any buildings, structures, machinery or equipment on or affixed to the Property.

          "Financial Statement" means any report summarizing the financial condition or financial results of a person or organization on any date or for any period. Financial Statements include the balance sheet, income statement, statement of cash flow, and statement of changes in shareholder's equity.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time applied on a consistent basis.

          "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under,

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about, or from the Facilities or any part thereof into the Environment.

          "Hazardous Material" means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, or oil listed or defined in or pursuant to any Environmental, Health, and Safety Law, whether existing as of the date hereof, previously enforced, or subsequently enacted, including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          "Indemnified Party" has the meaning set forth in Section 8.4 below.

          "Indemnifying Party" has the meaning set forth in Section 8.4 below.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Inventory" means (a) goods held for sale or lease or furnished under contracts of service; and (b) raw materials, work in progress or materials used or consumed in Treasure Valley's business.

          "Knowledge" means actual knowledge after full investigation and inquiry. For purposes of this definition, the Knowledge of the directors, officers and employees of Treasure Valley is attributable to the Seller.

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

          "Most Recent Financial Statements" has the meaning set forth in
Section 4.8 below.

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          "Most Recent Fiscal Month End" has the meaning set forth in
Section 4.8 below.

          "Most Recent Fiscal Year End" has the meaning set forth in Section
4.8 below.

          "Nelson Construction" means Nelson Construction Company, an Idaho corporation.

          "Ordinary Course of Business" means the business of producing and selling to the government, the residential market or unrelated parties in the construction industry (dealing at arms length), ready-mix concrete, sand and gravel products, including accessories for the concrete trade in accordance with Treasure Valley's past custom and practice of dealing with such unrelated parties at arms length (including with respect to size, quantity and frequency). For purposes of this definition and without limiting the generality of the foregoing, all transactions between Treasure Valley and the

Seller or any entity controlled by the Seller or any blood relative of the Seller shall not be deemed to be made in the Ordinary Course of Business.

          "Part[ies]" has the meaning set forth in the preface above.

          "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Post-Closing Financial Statements" means the Financial Statements for the fiscal year ended December 31, 1997 and for any portion of the period beginning before the Closing Date.

          "Property" means the real property described in Section 4.13.1 of the Disclosure Schedules.

          "Purchase Price" has the meaning set forth in Section 2.2 below.

          "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional, in violation of, or not in compliance with, any Environmental, Health, and Safety Law.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Seller" has the meaning set forth in the preface above.

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          "Site" means the Property and all structures, operations and
Facilities located or conducted thereon.

          "Survey" means a current survey prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, and showing access affirmatively to public streets and roads.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, Environmental, Health, and Safety (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Third Party Claim" has the meaning set forth in Section 8.4.1 below.

          "Threat of Release" means a substantial likelihood of a Release which may require action to prevent or mitigate damage to the Environment which may result from such Release.

          "Treasure Valley" means Treasure Valley Concrete, Inc., an Idaho corporation.

          "Treasure Valley Shares" means any share of the Common Stock, par value $1.00 per share, of Treasure Valley.

     2.   PURCHASE AND SALE OF TARGET SHARES

        2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the outstanding Treasure Valley Shares for the consideration specified below in this Section 2.

        2.2 Purchase Price. The Buyer agrees to pay to the Seller at the Closing, or as provided below, to certain third parties on the Seller's behalf, an aggregate of Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) (the "Purchase Price") in cash, payable by wire transfer or delivery of other immediately available funds as follows:

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              2.2.1 One Hundred Sixty-Five Thousand Nine Hundred Twenty-One
and 56/100 Dollars ($165,921.56) to Nelson Construction Company in satisfaction of the obligation more fully described in Section 4.17 of the Disclosure Schedules;

              2.2.2 Six Thousand Four Hundred Twenty-Nine Dollars ($6,429) to CANVEST, Inc., an Idaho corporation, in satisfaction of the obligation more fully described in Section 4.17 of the Disclosure Schedules;

              2.2.3 One Hundred Forty-Three Forty-Nine and 64/100 Dollars ($143,049.64) to U.S. Bank Corp., in satisfaction of the obligation more fully described in Section 4.17 of the Disclosure Schedules; and

              2.2.4 Any and all remaining amounts of the Purchase Price to the Seller.

        2.3   Allocation of Portion of Purchase Price to Consulting
Agreement and Non-Competition Agreement. Five Thousand Dollars ($5,000) of the Purchase Price is allocated by the Parties to the covenant not to compete to be entered into by the Seller and Treasure Valley. The form of Consulting and Non-Competition Agreement to be entered into by and between Treasure Valley and the Seller is attached hereto as Exhibit A. The Parties agree that the Buyer may allocate such amounts to said covenant not to compete and amortize such amounts over the life of said covenant not to compete. The Seller agrees not to take a position on any tax return that would be inconsistent with the contemplated tax treatment of such portion of the Purchase Price by the Buyer on any tax return.

        2.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), shall take place at the offices of Pioneer Title of Ada County in Boise, Idaho at 1:00 p.m. local time) on January 5, 1998 or on such other date as the Parties may mutually determine (the "Closing Date"). Subject to the provisions of Section 10 below, failure to complete the Closing on the date and time and at the location determined by the Parties will not terminate this Agreement or relieve any of the Parties of their respective obligations hereunder.

        2.5 Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7 below, (iii) the Seller will deliver to the Buyer the stock certificate or certificates representing all of his Treasure Valley Shares, endorsed in blank or accompanied by duly executed assignment documents and all other documents, instruments and agreements reasonably required by the Buyer to close the transactions contemplated herein, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2.2 above.

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   3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

        3.1   Representations and Warranties of the Seller.

              3.1.1 Representations and Warranties of the Sellers.  The
Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement, and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) except as set forth in
Section 3 of the Disclosure Schedules attached hereto as Exhibit B.

              3.1.2 Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              3.1.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of the Seller's assets is subject.

              3.1.4 Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

              3.1.5 Treasure Valley Shares. The Seller holds of record and owns beneficially Five Hundred (500) shares of Treasure Valley Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Treasure Valley Shares owned by the Seller constitute all of the issued and outstanding Treasure Valley Shares. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Treasure Valley (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Treasure Valley.

        3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this
Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date

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of this Agreement throughout this Section 3.2) except as set forth in Section
3.2 of the Disclosure Schedules attached hereto.

              3.2.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

              3.2.2 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              3.2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

              3.2.4 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

              3.2.5 Investment.  The Buyer is not acquiring Treasure
Valley Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     4.   REPRESENTATIONS AND WARRANTIES CONCERNING TREASURE VALLEY

          4.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that each statement contained in this
Section 4 is correct and complete as of the date of this Agreement, except as set forth in the corresponding sections of the Disclosure Schedules.

          4.2 Organization, Qualification, and Corporate Power. Treasure Valley is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of Idaho. Treasure Valley is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Except as set forth in Section 4.2 of the Disclosure Schedules, Treasure Valley has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.

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Section 4.2 of the Disclosure Schedules lists the directors and officers of
Treasure Valley. The Seller has delivered to the Buyer certified copies of the certificate of incorporation and bylaws of Treasure Valley (as amended to date). Except as set forth in Section 4.2 of the Disclosure Schedules, the minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock record book of Treasure Valley are correct and complete. Treasure Valley is not in default under or in violation of any provision of its charter or bylaws.

          4.3 Capitalization. The entire authorized capital stock of Treasure Valley consists of Five Thousand (5,000) shares of Common Stock, $1.00 par value per share (the "Treasure Valley Shares") of which Five Hundred
(500) shares are issued and outstanding and Five Hundred (500) shares are held as treasury shares. All of the issued and outstanding Treasure Valley Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Treasure Valley to issue, sell, or otherwise cause to become outstanding any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Treasure Valley. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Treasure Valley.

          4.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Treasure Valley is subject or any provision of the charter or bylaws of Treasure Valley or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Treasure Valley is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Treasure Valley does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          4.5 Brokers' Fees. Treasure Valley does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          4.6 Title to Assets. Treasure Valley has good and marketable title to, or a valid leasehold interest in, the personal properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements (as defined below) or acquired after the date thereof, free and clear of all Security Interests, except: (i) as shown in Section 4.6 of the Disclosure Schedules; and (ii) for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements.

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          4.7  Subsidiaries.  Treasure Valley has no Subsidiaries.

          4.8 Financial Statements. Attached hereto as Exhibit C are the following Financial Statements: (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996, December 31, 1995, and December 31, 1994 (the "Most Recent Fiscal Year End") for Treasure Valley; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the ten months ended October 31, 1997 (the "Most Recent Fiscal Month End") for Treasure Valley. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Treasure Valley as of such dates and the results of operations of Treasure Valley for such periods, are correct and complete, and are consistent with the books and records of Treasure Valley (which books and records are correct and complete).

          4.9 Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Treasure Valley. Except as set forth in
Section 4.9 of the Disclosure Schedules and without limiting the generality of the foregoing, since the Most Recent Fiscal Month End:

               4.9.1 Treasure Valley has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, to any Person outside the Ordinary Course of Business;

               4.9.2 Treasure Valley has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) with any Person involving more than $25,000 in the aggregate;

               4.9.3 No Person (including Treasure Valley) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 in the aggregate to which Treasure Valley is a party or by which it is bound;

               4.9.4 Treasure Valley has not imposed any Security
Interest upon any of its assets, tangible or intangible;

               4.9.5 Treasure Valley has not made any capital expenditure (or series of related capital expenditures) to any Person involving more than $25,000;

               4.9.6 Treasure Valley has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 in the aggregate;

               4.9.7 Treasure Valley has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

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
               4.9.8 Treasure Valley has not delayed or postponed the payment of accounts payable and other Liabilities;

               4.9.9 Treasure Valley has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to any Person involving more than $10,000 in the aggregate;

               4.9.10 Treasure Valley has not granted any license or sublicense to any Person of any rights under or with respect to any Intellectual Property;

               4.9.11 There has been no change made or authorized in the charter or bylaws of Treasure Valley;

               4.9.12 Treasure Valley has not issued, sold, or otherwise disposed of any of its capital stock or other securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other securities;

               4.9.13 Treasure Valley has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               4.9.14 Treasure Valley has not experienced any damage, destruction, or loss except for normal wear and tear (whether or not covered by insurance) to its real or personal property involving more than $1,000 in the aggregate;

               4.9.15 Treasure Valley has not made any loan to, or entered into any other transaction with, any of its directors, officers, shareholders or employees or Nelson Construction;

               4.9.16 Treasure Valley has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               4.9.17 Treasure Valley has not granted any increase in the base compensation of any of its directors, officers, and employees;

               4.9.18 Treasure Valley has not adopted, amended, modified, or terminated any bonus, profit-sharing, retirement, pension, ERISA, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

               4.9.19 Treasure Valley has not made any other change in employment terms for any of its directors, officers, and employees;

               4.9.20 Treasure Valley has not made or pledged to make any charitable or other capital contribution;

               4.9.21 There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Treasure Valley involving more than $1,000 in the aggregate; and

               4.9.22 Except for those transactions and agreements contemplated in this Agreement, Treasure Valley has not committed to any of the foregoing.

               4.9.23 The Seller shall cause Treasure Valley to accrue or create adequate reserves on Treasure Valley's books and records to allow the Buyer to pay all Taxes described in Section 6.6.1 and Section 6.6.2 below.

          4.10 Undisclosed Liabilities.  Except as set forth in Section
4.10 of the Disclosure Schedules, Treasure Valley has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Treasure Valley giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and
(ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          4.11 Legal Compliance. Except as set forth in Section 4.11 of the Disclosure Schedules, Treasure Valley predecessors and Nelson Construction, to the extent that it affects Treasure Valley or that any of its acts or omissions could be attributed to Treasure Valley, have at all times complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

          4.12 Tax Matters. Except as set forth in Section 4.12 of the Disclosure Schedules:

               4.12.1 Treasure Valley validly elected to be an "S corporation" (within the meaning of section 1361(a) (1) of the Code), for federal income tax purposes as of April 1, 1989, and has maintained its status as an "S corporation" at all times prior to the Closing Date. Treasure Valley has validly elected to be an "S corporation" in all state and local jurisdictions where it would, absent such an election, be subject to corporate income or franchise tax, and has maintained its status as an "S corporation" in such jurisdictions at all times thereafter. No state of facts exists or has existed, which presents or presented a material risk that Treasure Valley's status as an "S corporation" is or was subject to termination or revocation. Treasure Valley had "accumulated earnings and profits" (within the meaning of section 1362(d) (3) (A) of the Code) from periods prior to April 1, 1989 in an amount not exceeding $400,000.

               4.12.2 Treasure Valley has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by Treasure Valley or that may become payable by Treasure Valley (whether or not shown on any Tax Return) have been paid or accrued or adequate reserves therefore have been established on Treasure Valley's Financial Statements. There are no Security Interests on any of the assets of Treasure Valley that arose in connection with any failure (or alleged failure) to pay any Tax.

               4.12.3 Treasure Valley is not, has not been and prior to Closing will not be (with or without notice or lapse of time or both) in violation of any applicable law or regulation relating to the payment or withholding of Taxes; and Treasure Valley has duly and timely (taking into account all valid extensions) withheld and paid over to the appropriate Tax Authorities all amounts required to be so withheld and paid over under either section 3402 of the Code or section 3405 of the Code (or similar provisions of state, local or foreign law), for all periods under all applicable laws and regulations, except for current liabilities as reflected on Treasure Valley's Financial Statements.

               4.12.4 The Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Treasure Valley either (a) claimed or raised by any authority in writing or (b) as to which the Seller has Knowledge based upon personal contact with any agent of such authority. Section 4.12.4 of the Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed by or on behalf of Treasure Valley for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Treasure Valley since December 31, 1991.

               4.12.5 For all taxable years ending on or prior to December 31, 1993 and there are no outstanding agreements, waivers or arrangements extending any statutory period of limitation, pertaining to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Treasure Valley or that may become payable by Treasure Valley. No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to Treasure Valley. All written rulings, technical advice memoranda or similar determinations relating to Taxes issued to Treasure Valley by any Tax Authority have been provided to the Buyer.

               4.12.6 No claims have been asserted in writing against Treasure Valley by any Tax Authority with respect to any Taxes, and there is no unpaid deficiency or assessment for Taxes currently outstanding against Treasure Valley. Neither the Seller nor Treasure Valley has received any notice of deficiency, proposed deficiency or assessment from any Tax Authority with respect to Taxes of Treasure Valley. No claim has ever been made by any Tax Authority in a jurisdiction where Treasure Valley does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to any Taxes or deficiencies against Treasure Valley, and neither Treasure Valley nor the Seller have been informed formally or informally that any Tax Authority intends to audit, challenge or assess Taxes with respect to any Tax Returns filed by Treasure Valley prior to the Closing Date, except as set forth in Section 4.12.6 of the Disclosure Schedules.

               4.12.7 There is no basis for any Tax deficiency of the Seller that can be asserted against Treasure Valley.

               4.12.8 No individual being treated by Treasure Valley as an independent contractor constitutes an employee within the meaning of the Code. Treasure Valley has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code. Treasure Valley has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

               4.12.9 No power of attorney granted by Treasure Valley or the Seller with respect to any Taxes of Treasure Valley is currently in force.

               4.12.10 Section 4.12.10 of the Disclosure Schedules sets forth the following information with respect to Treasure Valley as of December 31, 1996: (i) the tax basis and book basis of Treasure Valley in its assets; and (ii) the amount of any earnings from operations, net earnings (or losses), unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to Treasure Valley.

          4.13 Real Property.

               4.13.1 Section 4.13.1 of the Disclosure Schedules lists and describes briefly all real property that Treasure Valley owns or uses in connection with its business. Except as set forth in Section 4.13.1 of the Disclosure Schedules, with respect to each such parcel of owned real property:

                     4.13.1.1 The three parcels of owned real property listed in Section 4.13.1 of the Disclosure Schedules as subsections C, D and E respectively, the parcels in Nampa (the "Nampa Property") and the parcel in Boise (the "Boise Property"), are the only parcels of real property owned by Treasure Valley.

                     4.13.1.2 Treasure Valley has good and marketable title to all real property owned by it, free and clear of any Security Interest, easement, covenant, or other restriction, except as outlined in
Section 4.13.1 of the Disclosure Schedules, the installments of special assessments not yet delinquent, rights reserved in federal patents, state or railroad deeds, building or use restrictions, building and zoning regulations and ordinances of any governmental unit, and rights of way, easements or other restrictions visible or of record, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                     4.13.1.3 There are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

                     4.13.1.4 The legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                       4.13.1.5 All facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                     4.13.1.6 There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any other Person or Persons the right of use or occupancy of any portion of the parcel of real property;

                     4.13.1.7 There are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                     4.13.1.8 No Person is in possession of the parcel of real property, other than tenants under any leases disclosed in Section
4.13.1 of the Disclosure Schedules who are in possession of space to which they are entitled;

                     4.13.1.9 All facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone and septic system, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                     4.13.1.10     Each parcel of real property abuts
on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

               4.13.2 Treasure Valley has not leased or subleased any real property at any time during the past twelve (12) months.

The representations and warranties of Section 4.13 with respect to the Boise Property shall survive only until the consummation of the real property exchange described in Section 6.1 of this Agreement.

          4.14 Intellectual Property.

               4.14.1 Treasure Valley owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of Treasure Valley as presently conducted. Each item of Intellectual Property owned or used by Treasure Valley immediately prior to the Closing hereunder will be owned or available for use by Treasure Valley on identical terms and conditions immediately subsequent to the Closing hereunder. Treasure Valley has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

               4.14.2 Treasure Valley has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to the Knowledge of the Seller, Treasure Valley has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Treasure Valley must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Treasure Valley.

               4.14.3 Treasure Valley has never been issued a patent or registration with respect to any of its Intellectual Property and Treasure Valley does not have any pending patent application or application for registration with respect to any of its Intellectual Property. Treasure Valley has never granted to any third party a license, agreement or other permission to use with respect to any of its Intellectual Property (together with any exceptions). Treasure Valley does not own or license any copyright, trade name or registered or unregistered trademark.

               4.14.4 Treasure Valley does not use any items of Intellectual Property that any third party owns and that Treasure Valley uses pursuant to license, sublicense, agreement, or permission.

               4.14.5 To the Knowledge of the Seller, Treasure Valley will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

               4.14.6 The Seller has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of Treasure Valley.

          4.15 Tangible Assets. Section 4.15 of the Disclosure Schedules sets forth a list of the assets other than Inventory, either leased or owned by Treasure Valley, including but not limited to, all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used. Section 4.15 of the Disclosure Schedules also sets forth under a separate heading a list of all assets, used by Treasure Valley in the conduct of its business during the past twelve (12) months, but owned by Nelson Construction, including, but not limited to, buildings, machinery, equipment and other tangible assets. The representations and warranties of this Section
4.15 shall survive for only a period of thirty (30) days following the Closing Date.

          4.16 Inventory. Section 4.16 of the Disclosure Schedules sets forth a list of Treasure Valley's Inventory as of November 30, 1997 and December 9, 1997, including, but not limited to, raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods. All of said Inventory is merchantable, and none of which is damaged or defective.

          4.17 Contracts. Section 4.17 of the Disclosure Schedules lists the following contracts and other agreements to which Treasure Valley has been a party to within the last twelve (12) months:

               4.17.1 Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $15,000 per annum;

               4.17.2 Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Treasure Valley, or involve consideration in excess of $25,000;

               4.17.3 Any agreement concerning a partnership or joint venture;

               4.17.4 Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $15,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               4.17.5 Any agreement concerning confidentiality or noncompetition;

               4.17.6    Any agreement with the Seller or Nelson
Construction involving more than $1,000;

               4.17.7 Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               4.17.8    Any collective bargaining agreement;

               4.17.9 Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

               4.17.10 Any employment agreement that absent wrongful conduct by Treasure Valley, it may not terminate without Liability upon thirty
(30) days notice;

               4.17.11 Any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

               4.17.12 Any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Treasure Valley; or

               4.17.13 Any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.17 of the Disclosure Schedules (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.17 of the Disclosure Schedules. Except as set forth on Section 4.17 of the Disclosure Schedules, with respect to each such agreement: (i) Treasure Valley has not assigned the agreement to any other Person; (ii) the agreement is legal, valid, binding, enforceable, and in full force and effect; (iii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and (iv) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (v) no party has repudiated any provision of the agreement.

          4.18 Notes and Accounts Receivable; Notes and Accounts Payable. Except as set forth on Section 4.18 of the Disclosure Schedules, all notes and accounts receivable and notes and accounts payable of Treasure Valley are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible.

          4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Treasure Valley.

          4.20 Insurance. Section 4.20 of the Disclosure Schedules sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Treasure Valley has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

               4.20.1 The name, address, and telephone number of the agent;

               4.20.2 The name of the insurer, the name of the policyholder, and the name of each covered insured;

               4.20.3    The policy number and the period of coverage;

               4.20.4 The scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage for the current policies only; and

               4.20.5 Description of any retroactive premium adjustments or other loss-sharing arrangements.

Except as set forth in Section 4.20 of the Disclosure Schedules, with respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
(iii) neither Treasure Valley nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Treasure Valley has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4.20 of the Disclosure Schedules describes any self-insurance arrangements affecting Treasure Valley.

          4.21 Litigation. Section 4.21 of the Disclosure Schedules sets forth each instance in which Treasure Valley (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Section 4.21 of the Disclosure Schedules describes in detail each action, including the procedural posture of each such action. Except as set forth in Section 4.21 of the Disclosure Schedules, none of the actions, suits, proceedings, hearings, and investigations could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of Treasure Valley. To the best Knowledge of the Seller, there is no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Treasure Valley.

          4.22 Product Warranty. Each product manufactured, sold, or delivered by Treasure Valley has been in conformity with all applicable contractual commitments and all express and implied warranties, and Treasure Valley has no Liability (and, to the Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.
No product manufactured, sold, leased, or delivered by Treasure Valley is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth in the applicable mix design and customer purchase order. Section 4.22 of the Disclosure Schedules includes copies of the standard terms and conditions of sale for Treasure Valley (containing applicable guaranty, warranty, and indemnity provisions).

          4.23 Product Liability. Except as set forth in Section 4.23 of the Disclosure Schedules, Treasure Valley has no Liability (and, to the Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Treasure Valley giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Treasure Valley.

          4.24 Employees. Except as set forth in Section 4.24 of the Disclosure Schedules, to the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with Treasure Valley. Treasure Valley is not a party to or bound by any collective bargaining agreement, nor has Treasure Valley experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Treasure Valley has not committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Treasure Valley.

          4.25 Employee Benefits.

               4.25.1 Section 4.25 of the Disclosure Schedules lists each Employee Benefit Plan that Treasure Valley maintains or to which Treasure Valley contributes.

                     4.25.1.1 The three plans listed in Section 4.25 of the Disclosure Schedules, the Associated General Contractors Money Purchase Pension Trust, the group medical, health and life insurance plan sponsored by the Associated General Contractors of America and the group health and welfare plan insured by Blue Cross of Idaho, are the only Employee Benefit Plans that Treasure Valley has ever maintained or to which Treasure Valley has ever contributed.

               4.25.2 Treasure Valley has no Liability, and no Liability can be attributed to Treasure Valley, in any respect regarding its participation or contribution in any of the Associated General Contractors Money Purchase Pension Trust, the group medical, health and life insurance plan sponsored by the Associated General Contractors of America or the group health and welfare plan insured by Blue Cross of Idaho.

               4.25.3 Treasure Valley is not now, nor has it ever been, a member of a controlled or control group of corporations (within the meaning of section 414(b) of the Code or section 4001(a) of ERISA) or trade or business under common control (within the meaning of section 414(c) of the Code or section 4001(a) of ERISA).

               4.25.4 Treasure Valley is not part of an affiliated service group (within the meaning of section 414(m) of the Code and has not used leased employees (within the meaning of section 414(m) of the Code).

          4.26 Guaranties. Treasure Valley is not liable, as guarantor or otherwise, for any Liability or obligation (including indebtedness) of any other Person.

          4.27 Environmental, Health, and Safety Matters.

               4.27.1 Except as disclosed in Section 4.27.1 of the Disclosure Schedules, Treasure Valley, its predecessors, and any other Person or entity for whose conduct Treasure Valley is or may be held responsible for, has no Liability under, has never violated, and is presently in compliance with all Environmental, Health, and Safety Laws applicable to the Site and any Facilities and operations thereon, and, to the best of the Seller's Knowledge, there exist no Environmental, Health, and Safety Liabilities with respect to the Site or any Facilities or operations thereon, and Treasure Valley is not presently engaging and has not engaged in any Hazardous Activities on the Site or any Facilities or operations thereon.

               4.27.2 Except as disclosed in Section 4.27.2 of the Disclosure Schedules, Treasure Valley has all Environmental Permits necessary and required for its activities, Facilities and operations at the Site, and for any past or ongoing alterations, modifications or improvements at the Site, and to the best of the Seller's Knowledge, Treasure Valley has complied with, and is in compliance with, all such Environmental Permits, and all such Environmental Permits are current and in full force and effect as of the Date of Closing. A full and complete list of all such Environmental Permits is set forth in Section 4.27.2 of the Disclosure Schedules, and the Seller has made copies of all such Environmental Permits available to the Buyer for inspection. The Seller represents and warrants that all such Environmental Permits are transferrable, and no cessation of operations will occur upon closing and transfer of the Property.

               4.27.3 To the best of the Seller's Knowledge, and except as set forth in Section 4.27.3 of the Disclosure Schedules, Treasure Valley, or its predecessors, or any other Person for whose conduct Treasure Valley is or may be held responsible, has not generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced, or processed any Hazardous Material or any solid waste at the Site, except in compliance with all applicable Environmental, Health, and Safety Laws, and has no Knowledge of any Release or Threat of Release of any Hazardous Material at or on the Site. Except as set forth in Section 4.27.3 of the Disclosure Schedules, the Seller further has no actual knowledge of any Release or Threat of Release of any Hazardous Material in the vicinity of the Site.

               4.27.4 No lien has been imposed on the Site by any federal, state, or local governmental agency in connection with the presence on or off the Site of any Hazardous Material, Hazardous Activity, or Environmental, Health and Safety Liabilities.

               4.27.5 Except as disclosed in Section 4.27.5 of the Disclosure Schedules, Treasure Valley or the Seller, their respective predecessors, and any other Person for whose conduct Treasure Valley or the Seller is or may be held responsible, has not: (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the Site or any Facilities or operations thereon; (ii) received notice under the citizen suit provision of any Environmental, Health, and Safety Law in connection with the Site or any Facilities or operations thereon; (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental, Health, and Safety Liabilities relating to the Site or any Facilities or operations thereon; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Site or any Facilities or operations thereon; and Treasure Valley or the Seller, except as disclosed in Section 4.27.5 of the Disclosure Schedules, and has no reason to believe that any of the above events (i) through (iv) will be forthcoming.

               4.27.6 Except as set forth in Section 4.27.6 of the Disclosure Schedules, none of the following exists at the Site: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls
(PCBs); or (iv) landfills, surface impoundments, or disposal areas.

               4.27.7 To the best of the Seller's Knowledge, no facts, events or conditions relating to the past or present Facilities, properties or operations of Treasure Valley, or any of its respective predecessors or any other Person for whose conduct Treasure Valley or the Seller is or may be held responsible, will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Laws, or give rise to any other Environmental, Health, and Safety Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise,) including without limitation any such liability relating to onsite Releases or Threats of Release of Hazardous Materials, personal injury, property damage or natural resources damage. Except as set forth in Section
4.27 of the Disclosure Schedules, the Seller has no actual knowledge of any facts, events or conditions existing offsite or in the vicinity of the Site which will prevent, hinder or limit continued compliance with Environmental, Health and Safety Laws, or give rise to any other Environmental, Health, and Safety Liability (whether accrued, absolute, contingent, unliquidated or otherwise), including without limitation any such liability relating to any offsite Release or Threat of Release of Hazardous Materials, personal injury, property damage or natural resource damage.

          4.28 Certain Business Relationships With Treasure Valley.
Section 4.28 of the Disclosure Schedules sets forth all business arrangements or relationships that the Seller and his Affiliates had, have had or currently have with Treasure Valley involving more than $5,000 in the aggregate within the past twelve (12) months.

          4.29 Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5.   PRE-CLOSING COVENANTS

          The Parties agree as follows with respect to the period before the Closing Date.

          5.1 General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

          5.2 Notices and Consents. The Seller will cause Treasure Valley to give any notices to third parties, and will cause Treasure Valley to use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 4.4 above. Each of the Parties will (and the Seller will cause Treasure Valley to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1.2, Section 3.2.2, and Section 4.4 above.

          5.3 Operation of Business. The Seller will not cause or permit Treasure Valley to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit Treasure Valley to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or other securities or redeem, purchase, or otherwise acquire any of its capital stock or other securities, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above.

          5.4 Preservation of Business. The Seller will cause Treasure Valley to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          5.5 Full Access. The Seller will permit, and the Seller will cause Treasure Valley to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Treasure Valley, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Treasure Valley.

          5.6 Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of his or its own representations and warranties in
Section 3 above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          5.7 Exclusivity. The Seller will not (and the Seller will not cause or permit Treasure Valley to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Treasure Valley (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          5.8 Confidentiality. Between the date of this agreement and the Closing Date (and thereafter in the event Closing does not occur) the Buyer and the Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Buyer and Treasure Valley to maintain in confidence all Confidential Information, unless (i) such information is already known to such Person or Persons not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of this Agreement or the transactions contemplated herein, or (iii) the furnishing or use of such information is required, necessary or appropriate in connection with legal proceedings. If the transactions contemplated in this Agreement are not consummated, the Buyer shall destroy, at the request and option of the Seller, all tangible embodiments (including all copies) of the Confidential Information which are in the Buyer's possession.

     6.   POST-CLOSING COVENANTS

          The Parties agree as follows with respect to the period following the Closing:

          6.1 Real Property Exchange. Immediately subsequent to Closing, Treasure Valley and Nelson Construction shall enter into an Exchange Agreement in substantially the form attached hereto as Exhibit K pursuant to which Treasure Valley will transfer the Boise Property described in Section 4.13.1.E of the Disclosure Schedules to Nelson Construction in exchange for the real property described in Exhibit D (the "Nelson Construction Property"). Said real property exchange shall qualify as a tax deferred exchange pursuant to section 1031 of the Code.

          6.2 Title Insurance. The Seller will cause Treasure Valley to obtain and deliver the following title insurance commitments, policies, and riders in preparation for the Closing:

               6.2.1 With respect to the Nampa Property and the Nelson Construction Property, an ALTA Owner's Policy of Title Insurance Form B-1987 issued by Pioneer Title in such amount as the Buyer may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Treasure Valley as of the Closing (subject only to the title exceptions described above in Section
4.13.1 of this Agreement); and

Each title insurance policy delivered pursuant to this Section 6 shall (i) insure title to the real property and all recorded easements benefitting such real property, (ii) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (iii) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (iv) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (v) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, and
(vi) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another.

          6.3 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Treasure Valley.

          6.4 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Treasure Valley, the other Party will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below). Notwithstanding anything to the contrary in this Section 6.4, the Seller agrees to indemnify, defend and hold harmless the Buyer from all costs, expenses and fees (including court costs, whether on appeal or otherwise, expert fees and attorneys' fees) relating to the litigation regarding the Boise Property described on Section 4.21 of the Disclosure Schedules and to pay such fees and costs as they are incurred by the Buyer.

          6.5 Transition. The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the bookkeeping (including, but not limited to, the income, expenses and accruals) of Treasure Valley for the months of December 1997 and February 1998 (the "Transition Period"). During the Transition Period, the Buyer and the Seller shall retain (and upon the other Party's request) provide any information, records and other documentation concerning Treasure Valley which is reasonably necessary for the proper maintenance of the requesting Party's files and records.

          6.6 Covenants of the Buyer. During the Transition Period, the Buyer agrees to:

               6.6.1 Withhold and pay all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, provided such amounts have been properly accrued and reflected on the face of the Post-Closing Balance Sheet or set forth in the Disclosure Schedules, for the following periods: December 28, 1997 through January 3, 1998 and January 4, 1998 through the Closing Date.

               6.6.2 Pay all wages and salaries due to employees of Treasure Valley, provided such amounts have been properly accrued and reflected on the face of the Post-Closing Balance Sheet or set forth in the Disclosure Schedules, for the following periods: December 28, 1997 through January 3, 1998 and January 4, 1998 through the Closing Date.

               6.6.3 The Buyer will make payment of all expenses and accruals of Treasure Valley that have been properly accrued or adequate reserves have been established or properly reflected on the Financial Statements of Treasure Valley.

          6.7 Covenants of the Seller. During the Transition Period, the Seller agrees:

               6.7.1 Not to take any action that is designed or intended to have the effect of undermining the goodwill or business of Treasure Valley or discouraging any lessor, licensor, customer, supplier, or other business associate of Treasure Valley from maintaining the same business relationships with Treasure Valley after the Closing as it maintained with Treasure Valley prior to the Closing;

               6.7.2 To refer all customer inquiries relating to the businesses of Treasure Valley to the Buyer from and after the Closing; and

               6.7.3 The Seller shall prepare or cause to be prepared and deliver to the Buyer within sixty (60) days of Closing Date the Post-Closing Financial Statements of Treasure Valley as of or for the period ending December 31, 1997 and, if applicable, for any portion of the taxable period beginning before the Closing Date.

          6.8 Confidentiality. The Seller will treat as confidential and hold as such all of the Confidential Information relating to Treasure Valley, and the Seller shall disclose Confidential Information only to Treasure Valley's employees, agents and consultants or in connection with this Agreement, except as shall be required by federal, state or local law. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.8. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use his best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

          6.9 Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that Treasure Valley conducts as of the Closing Date, including the ready-mix concrete business and the sand and gravel retail business, in Ada County, and Canyon County, Idaho. Notwithstanding the foregoing, the Seller will be allowed to make certain sales of sand and gravel as more fully described in substantially the form of the Non-Competition Agreement attached hereto as Exhibit A. Also, the Non-Competition Agreement will not prohibit the Seller from continuing the operation of his Affiliate, Nelson Construction, consistent with past practice in the construction industry. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.9 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          6.10 Employment Agreements With Current Treasure Valley
Employees. The Buyer will negotiate and use its best efforts to enter into employment agreements with Antone Chacartegui, Steven K. Mayes and William North in substantially the form attached hereto as Exhibit F.

          6.11 Environmental Compliance.  The Seller has set forth in
Section 4.27 of the Disclosure Schedules its current endeavors to obtain compliance with any Environmental, Health and Safety Laws. The Buyer agrees to use its reasonable best efforts to continue to obtain or maintain compliance with Environmental, Health and Safety Laws after Closing. Notwithstanding the above, the Buyer reserves the right to choose and retain its own environmental consultants. The Seller agrees that this Section 6.11 and/or the Buyer's continued effort to obtain or maintain compliance with Environmental, Health and Safety Laws after Closing shall in no way limit or mitigate the Seller's liability or the Buyer's right to indemnification pursuant to Sections 4.27 and 8.5 of this Agreement.

          6.12 Release of Certain Obligations. The Buyer agrees to indemnify the Seller and Nelson Construction and shall use its best efforts (including providing a guarantor, if necessary) to obtain releases for the Seller and Nelson Construction Company, effective as of the Closing, from liability incurred by them on any personal guaranties of the obligations of Treasure Valley set forth on Section 4.17.4 of the Disclosure Schedules.

     7.   CONDITIONS TO OBLIGATION TO CLOSE

          7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               7.1.1 The representations and warranties set forth in
Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               7.1.2 Treasure Valley shall have procured all of the third party consents specified in Section 5.2 above;

               7.1.3 Except as set forth in the Disclosure Schedules no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own Treasure Valley Shares and to control Treasure Valley, or (iv) affect adversely the right of Treasure Valley to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               7.1.4 The Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1.1 through 7.1.3 is satisfied in all respects;

               7.1.5 The Seller shall have delivered to Pioneer Title to hold in escrow until the Closing Date, the stock certificate or certificates representing all of the outstanding shares of Treasure Valley properly endorsed or accompanied by stock powers properly endorsed for transfer;

               7.1.6 Nelson Construction shall have entered into the Sand and Gravel Lease regarding the Boise Property substantially in the form attached hereto as Exhibit E and the same shall be in full force and effect;

               7.1.7 The Seller shall have entered into the Consulting and Non-Competition Agreement with Treasure Valley substantially in the form attached hereto as Exhibit A and the same shall be in full force and effect;

               7.1.8 Nelson Construction shall have entered into the Aggregate Crushing Agreement with Treasure Valley in substantially the form attached hereto as Exhibit G and the same shall be in full force and effect;

               7.1.9 The Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Buyer, and dated as of the Closing Date;

               7.1.10 The Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Treasure Valley;

               7.1.11 All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer; and

               7.1.12 The Buyer shall have completed its due diligence investigation of Treasure Valley and its operations and financial condition and shall be satisfied in its discretion with such investigation and results thereof and shall have approved the disclosures made by the Seller in the Disclosure Schedules attached hereto.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

          7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

               7.2.1 The representations and warranties set forth in
Section 3.2 shall be true and correct in all material respects at and as of the Closing Date;

               7.2.2 The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               7.2.3 No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               7.2.4 The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 7.2.1 through 7.2.3 is satisfied in all respects;

               7.2.5 The Buyer shall have entered into the Non-Competition Agreement with the Seller in substantially the form attached hereto as Exhibit A and the same shall be in full force and effect;

               7.2.6 Monroc shall have entered into the Aggregate
Crushing Agreement with Nelson Construction in substantially the form attached hereto as Exhibit G and the same shall be in full force and effect;

               7.2.7 All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7.2 if he executes a writing so stating at or prior to the Closing.

     8.   REMEDIES FOR BREACHES OF THIS AGREEMENT

          8.1 Survival of Representations and Warranties. Except for as specifically set forth in Section 4.13 and Section 4.15 above, all of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force until the expiration of the applicable statutes of limitations.

          8.2  Indemnification Provisions for Benefit of the Buyer.

               8.2.1 For purposes of determining the Seller's liability and obligation to indemnify the Buyer under this Section 8, the Seller's representations and warranties set forth in this Agreement and in the documents, instruments and agreements referred to herein or related hereto, shall be deemed to exclude Knowledge and materiality qualifiers, and such representations and warranties shall be deemed to have been made to the Buyer in a manner unqualified by materiality or Knowledge qualifications. Subject to Section 8.2.2, in the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11.8 below within such survival period, then the Seller agrees to indemnify, defend and hold the Buyer, its officers, directors, shareholders, employees, affiliates, control persons, agents as Indemnified Parties (as defined in Section 8.4 below), harmless from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

               8.2.2 The Seller will have no Liability to the Buyer (for indemnification or otherwise) with respect to the matters described in this
Section 8 (other than with respect to any Liability described in Sections 8.5, 8.6 and 8.7 below) until the Liability associated with such matters exceeds $10,000, and then only for the amount by which such costs, expenses and damages exceed $10,000. However, this Section 8.2 will not apply to any Liability arising under Sections 8.5, 8.6 and 8.7 or in connection with any breach of any of the Seller's representations and warranties of which either the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Seller of any covenant or obligation.

          8.3 Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11.8 below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or any alleged breach).

          8.4  Matters Involving Third Parties

               8.4.1 If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8.4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               8.4.2 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen

(15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               8.4.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4.2 above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

               8.4.4 In the event any of the conditions in Section 8.4.2 above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.4.

          8.5  Environmental Indemnification.  Notwithstanding Section
8.2.2, the Seller agrees to indemnify, defend and hold harmless the Buyer and its officers, directors, employees, agents, representatives, stockholders, controlling persons, affiliates and their assigns from and against, and for the amount of any Adverse Consequences, of whatever kind or nature, known or unknown, disclosed or undisclosed, including but not limited to those items disclosed on the Seller's Disclosure Schedules, contingent or otherwise, which are or may be incurred by the Buyer after the date of execution of this Agreement, whether or not involving a third-party claim, and that arise from or relate in any way, directly or indirectly, in connection with:

               8.5.1 Any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the Seller's or Treasure Valley's actions, ownership, operation, or maintenance of the Facilities at any time on or prior to the Closing Date, or (B) any Hazardous Materials or other contaminants that were present on the Facilities at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released, or otherwise handled by the Seller, Treasure Valley or by any other Person for whose conduct the Seller is or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were conducted by the Seller, Treasure Valley or by any other Person for whose conduct the Seller is or may be held responsible at any time on or prior to the Closing Date; or

               8.5.2 Any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage, or other damage of or to any Person, including any employee or former employee of the Seller, Treasure Valley or any other Person for whose conduct it is or may be held responsible, in any way arising from any Hazardous Activity conducted with respect to the Facilities or the operation of the Seller or Treasure Valley prior to the Closing Date in violation of, or non-compliance with, any Environmental, Health, and Safety Law (i) present on or before the Closing Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present on the Facilities on or prior to the Closing Date) or (ii) Released by the Seller, Treasure Valley or any other Person for whose conduct the Seller is or may be held responsible, at any time on or prior to the Closing Date.

               8.5.3 The Seller will have no Liability to the Buyer (for indemnification or otherwise) with respect to the environmental matters described in this Section 8.5 until the Liability associated with such matters exceeds $1,000, and then only for the amount by which such costs, expenses and damages exceed $1,000. Moreover, the Seller will have no Liability to the Buyer (for indemnification or otherwise) with respect to the environmental matters described in this Section 8.5 which are properly set forth in Section
4.27 of the Disclosure Schedules until the Liability associated with such disclosed environmental matters exceeds $5,000, and then only for the amount by which such costs, expenses and damages exceed $5,000. However, this
Section 8.5.3 will not apply to any Liability arising in connection with any breach of any of the Seller's representations and warranties of which either the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Seller of any covenant or obligation.

          8.6  Tax Indemnification.

               8.6.1 Tax Indemnification by the Seller.

                     8.6.1.1  Notwithstanding Section 8.2.2 above, the
Seller shall protect, defend, indemnify and hold harmless (on an after Tax basis) the Buyer and Treasure Valley from and against, and agree to pay, all Taxes imposed and all costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred as a result of a claim, notice of deficiency, or assessment by, or any obligation owing to, any Tax Authority for any and all:
(i) Taxes of Treasure Valley or the Seller attributable to any Tax period ending on or before the Closing Date, whether or not incurred in connection with or as a result of the transaction contemplated hereby, unless such Taxes have been properly accrued and reflected on the face of the Post-Closing Balance Sheet or set forth in the Disclosure Schedules, (ii) liability for Taxes asserted against the Buyer or Treasure Valley as a result of Treasure

Valley having acquired assets from another person prior to the Closing Date (whether as transferee or otherwise), unless such Taxes have been properly accrued and reflected on the face of the Post-Closing Balance Sheet or set forth in the Disclosure Schedules, (iii) liability for Taxes arising out of or by virtue of any inaccuracy in or breach of any representation or warranty made by the Seller in Section 4.12, unless such Taxes have been properly accrued and reflected on the face of the Post-Closing Balance Sheet or set forth in the Disclosure Schedules and (iv) Taxes and fees that the Seller has agreed to pay pursuant to this Agreement, in each of the above cases together with any reasonable out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred by the Buyer or Treasure Valley in connection with the assessment or collection thereof. For purposes of this Section 8.6, any liability attributable to a taxable period which begins before and ends after the Closing Date shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis, (ii) in the case of all Taxes based on or in respect of income, on the basis of the taxable income or loss of Treasure Valley as determined from its books and records for such partial period, and (iii) in the case of all other Taxes, on the basis of the actual activities of Treasure Valley as determined from its books and records for such partial period.

                     8.6.1.2 The Buyer shall, to the extent permitted by law, treat any payments made pursuant to this Section 8.6 as adjustments to the Purchase Price. To the extent that any such payment is not permitted to be treated as a Purchase Price adjustment by any Tax Authority, (i) the amount of such payment shall be increased by the amount of any additional Tax liability incurred as a result of its receipt of such payment; and (ii) the amount of such payment shall be reduced by the amount of any net Tax benefit actually received by the recipient as a result of its payment of the Tax to which such indemnity payment relates.

               8.6.2 Tax Indemnification by the Buyer. The Buyer shall protect, defend, indemnify and hold harmless (on an after Tax basis) the Seller from and against, and agree to pay, all Taxes described in Sections
6.6.1 and 6.6.2 above and all costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred as a result of a claim, notice of deficiency, or assessment by, or any obligation owing to, any Tax Authority with respect thereto, provided such Taxes have been properly accrued and reflected on the face of the Post-Closing Balance Sheet or set forth in the Disclosure Schedules.

               8.6.3 Access to Information.

                     8.6.3.1 The Seller Information. The Seller shall grant to the Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to Treasure Valley within the possession of the Seller (including work papers and correspondence with Tax Authorities), and shall afford the Buyer (or its designees) the right (at the Buyer's expense) to take extracts therefrom and to make copies thereof, and shall provide such other assistance as the Buyer shall reasonably request, to the extent reasonably necessary to permit the Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Tax Authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                     8.6.3.2  Preservation of Records.  Each of the
parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to Treasure Valley or to any claims, audits or other proceedings affecting Treasure Valley until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

               8.6.4 Tax Indemnification Procedures.

                     8.6.4.1  Notice of Claims.  If a claim shall be
made by any Tax Authority that, if successful, would result in the indemnification of the Buyer or Treasure Valley under this Section 10.6 (referred to herein as the "Tax Indemnified Party"), (i) the Buyer shall within fifteen (15) business days notify the Seller in writing of such fact and (ii) from the date of this notice until the Seller has paid in full all Taxes required to be indemnified under this Section 8.6, the Seller shall indemnify and pay to the Buyer all of the costs incurred by the Buyer in contesting any Tax claims, including, without limitation, the costs of attorneys, accountants and other experts.

                     8.6.4.2 Notification of Proceedings; Control. The Seller shall have the right to control any audit or examination by any Tax Authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes of Treasure Valley for taxable periods ending prior to or on the Closing Date; however, to the extent that any audit, proceeding, or other event described in the preceding clause of this sentence (an "Event") could result in liability for the Buyer pursuant to this Agreement, the Seller shall notify the Buyer of such Event, and shall consult with the Buyer with respect to the resolution of any issue relating to Taxes arising as a result of or in connection with such Event.

                     8.6.4.3  Settlements.  The Tax Indemnified Party
may prosecute a contest with the applicable Tax Authority to a determination in a court or other tribunal of initial or appellate jurisdiction or, subject to the approval of the Seller, enter into a settlement of such contest.

                     8.6.4.4 Refunds. If, after actual receipt by the Tax Indemnified Party of an indemnification amount, the extent of the liability of the Tax Indemnified Party with respect to the claim is established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Seller the amount of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable Tax Authority and any recovery of legal fees from such Tax Authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items). Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Seller shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

          8.7 Current Litigation Indemnification. The Seller agrees to indemnify, defend and hold harmless the Buyer from and against any and all costs, expenses and fees (including court costs, whether incurred on appeal or otherwise, expert fees and attorneys' fees) in connection with the litigation described in Section 4.21 of the Disclosure Schedules. In the event that a court of ultimate jurisdiction holds Treasure Valley liable for royalties or other amounts in connection with said litigation, the Seller agrees to indemnify, defend and hold harmless the Buyer from and against any and all royalties and other amounts assessed against Treasure Valley for periods prior to the Closing Date.

          8.8 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Liabilities) any Party may have with respect to Treasure Valley or the transactions contemplated by this Agreement. The Seller hereby agrees that he will not make any claim for indemnification against Treasure Valley by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     9.   TAX MATTERS.

          The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

          9.1  Periods Ending on or Before the Closing Date.

               9.1.1 Tax Returns Other Than Income Tax Returns.  The
Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Treasure Valley for all periods ending on or prior to the Closing Date which are due after the Closing Date other than income Tax Returns with respect to such periods. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall reimburse the Buyer for Taxes of Treasure Valley with respect to such periods within fifteen (15) days after payment by the Buyer or Treasure Valley of such Taxes to the extent such Taxes are not reflected on the face of the Post-Closing Balance Sheet or to the extent such Taxes are not set forth in the Disclosure Schedules.

               9.1.2 Income Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for Treasure Valley for all periods ending on or prior to the Closing Date which are due after the Closing Date. The Seller shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing.

          9.2 Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Treasure Valley for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Seller to review and comment on such Tax Return described in the preceding sentence prior to filing. The Seller shall pay to the Buyer within fifteen
(15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected on the face of the Post-Closing Balance Sheet or to the extent such Taxes are not set forth in the Disclosure Schedules.

          9.3  Cooperation on Tax Matters.

               9.3.1 The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to Treasure Valley relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the requesting Party shall be allowed to take possession of such books and records.

               9.3.2 The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               9.3.3 The Buyer and the Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

          9.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Seller when due, and the Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     10.  TERMINATION

          10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

               10.1.1 The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               10.1.2 The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty
(30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 31, 1998, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               10.1.3 The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty
(30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 31, 1998, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Seller himself breaching any representation, warranty, or covenant contained in this Agreement).

          10.2 Effect of Termination. Each party's right of termination under this Section 10 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach) except for the obligations set forth in Section 5.8, 6.8, 11.2, 11.9, 11.12 and 11.16.

     11.  MISCELLANEOUS

          11.1 Nature of Certain Obligations.

               11.1.1 The covenants of the Seller in Section 3.1 above concerning the sale of his Treasure Valley Shares to the Buyer and the representations and warranties of the Seller in Section 4 above concerning the transaction are several obligations. This means that the Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

               11.1.2 The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that the Seller will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

          11.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that the Parties may agree to issue a joint press release in a form agreed upon by both Parties.

          11.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          11.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          11.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors permitted assigns, heirs and estate. Without limiting the generality of the foregoing, this Agreement shall be binding on the Seller's heirs, estate, personal representatives and executors. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) assign any or all of its rights hereunder to a person or entity acquiring all or substantially all of the Buyer's assets or fifty percent (50%) or more of its outstanding capital stock.

          11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          11.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Seller:             Copy to:

          Donald James Nelson           Hall, Farley, Oberrecht & Blanton, P.A.
          Nelson Construction Company   702 West Idaho Street, Suite 700
          P.O. Box 16550                Boise, Idaho 83701
          Boise, Idaho 83715            Attention: Angela K. Nelson

          If to the Buyer:              Copy to:

          Monroc, Inc.                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
          1730 North Beck Street        136 South Main Street, Suite 1000
          Salt Lake City, Utah  84116   Salt Lake City, Utah  84101
          Attention:  Ronald D. Davis   Attention:  Nolan S. Taylor, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Idaho without giving effect to any choice or conflict of law provision or rule (whether of the State of Idaho or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Idaho.

          11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          11.12 Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that Treasure Valley has neither borne nor will bear the Seller's costs and expenses (including any of his legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby; except costs and expenses incurred for purposes of the transaction contemplated in this Agreement which inure to the benefit of Treasure Valley. Costs and expenses

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which inure to the benefit of Treasure Valley include, costs and expenses incurred for environmental clean-up, appraisals, surveys, inspections, title insurance and the ancillary contracts set forth in Exhibits E, F, G and I.

          11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          11.14 Incorporation of Exhibits and Disclosure Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

          11.16 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Boise, Idaho in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each of the Seller and the Buyer appoints its respective registered agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by any manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

        11.17 Deliveries at Signing of this Agreement. Simultaneous with the signing of this Agreement, the Seller shall deliver to Pioneer Title to hold in escrow until the Closing Date, the stock certificate or certificates representing all of the outstanding Treasure Valley Shares properly endorsed in blank or accompanied by duly executed assignment documents and the Spousal Consent substantially in the form attached hereto as Exhibit J.

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                                      -42-
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  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              MONROC, INC., a Delaware corporation



                              By:  /s/ Ronald D. Davis
                                  --------------------------------
                                        Ronald D. Davis
                              Title:    President


                              TREASURE VALLEY CONCRETE, INC.
                              an Idaho corporation


                              By:  /s/ Donald James Nelson
                                  --------------------------------
                                        Donald James Nelson
                              Title:    President

                                   /s/ Donald James Nelson
                                  --------------------------------
                              Donald James Nelson, individually



























                                      -43-

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